United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 6, 2019

Date of Report (Date of earliest event reported)

iFresh Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38013	82-066764
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2-39 54th Avenue Long Island City, NY	11101
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (718) 628-6200

N/A ___________________________

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	IFMK	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 17, 2019, iFresh Inc. (the “Company”) received a letter from the Listing Qualifications Staff (the “Staff’) of the Nasdaq Stock Market LLC (“Nasdaq”), which stated that the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2), which requires an issuer to maintain a minimum closing bid price of $1.00 per share (the “Bid Price Rule”). In accordance with the Nasdaq Listing Rules, the Company was provided with a 180-day grace period to regain compliance with the Bid Price Rule, through June 15, 2020. The notice has no immediate impact on the listing or trading of the Company’s securities on Nasdaq.

Item 8.01 Other Events.

As previously disclosed, the on November 6, 2019, the Company received a letter from the Staff which stated that, based upon the Company’s continued non-compliance with Nasdaq Listing Rule 5550(b), which requires stockholders’ equity of $2.5 million (the “Stockholders’ Equity Requirement”), or a market value of listed securities of $35 million, or net income from continuing operations of $500,000, the Staff had determined to delist the Company’s securities unless the Company timely requested a hearing before a Nasdaq Hearings Panel (the “Panel”). The Company did request such a hearing, which was held on December 12, 2019.

On December 18, 2019, the Company received a letter from the Panel granting the Company’s request for continued listing on Nasdaq pursuant to an extension to evidence compliance with the Stockholder’s Equity Requirement. The Company’s continued listing on Nasdaq is subject to the Company’s timely compliance with certain interim milestones and, ultimately, the Company evidencing compliance with the Stockholders’ Equity Requirement by no later than April 15, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated December 19, 2019

iFRESH, INC.

By:	/s/ Long Deng
Name:	Long Deng
Title:	Chief Executive Officer